UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

October 14, 2005

Date of Report (Date of earliest event reported):

Commission File Number: 333-102930

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SILVER STAR ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada                                                                                                      90-0220668

(State or other jurisdiction of                                                                    (I.R.S. Employer

 incorporation or organization)                                                                   Identification No.)

11400 West Olympic Blvd., Suite 200, Los Angeles, California 90064

(Address of principal executive offices)

(310) 477-2211

(Issuer's telephone number, including area code)

Item 3.02    Unregistered Sales of Equity Securities

On October 14, 2005, Silver Star Energy, Inc. (the "Company") closed on subscriptions for a minimum of $3,350,000 from the sale if its senior secured convertible promissory notes. The Company expects to utilize the net proceeds from this offering for drilling costs and general working capital.

Under the terms of the offering documents, the Company issued $3,350,000 of senior secured promissory notes and an optional investment right entitling the holders to purchase up to an additional $3,350,000 of senior secured promissory notes under the same investment terms. The senior secured promissory notes accrue dividends at a rate of 8% per annum, are payable semi-annually at the option of the Company in cash or shares of the Company's common stock, and are convertible into shares of common stock at a fixed price of $0.315 per share.

In addition, each investor receives five-year warrants to purchase a number of shares of common stock equal to 100% of the number of shares of common stock issuable upon conversion of the senior secured promissory notes an exercise price of 200% of the conversion price, or $0.63 per share. The Company has also agreed to issue additional warrants upon completion of the optional investment right.

Silver Star is required to file a registration statement providing for the resale of the shares issuable upon the conversion of the preferred stock and exercise warrants. The securities sold in the private placement were sold pursuant to Regulation D under the Securities Act. Neither the underlying common stock nor the warrants have been registered and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements

Item 9.01    Financial Statements and Exhibits

Exhibit No.	Description
4.11	Form of Secured Convertible Promissory Note
4.12	Registration Rights Agreement
4.13	Security Agreement
4.14	Form of Warrant
10.10	Note and Warrant Purchase Agreement
10.11	Lock-up Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 18, 2004

SILVER STAR ENERGY, INC.

/s/ Robert McIntosh

     Robert McIntosh,

     President